==========================================================================================================================
                                                                                                              EXHIBIT 12b
==========================================================================================================================
                                           SBC COMMUNICATIONS INC.
                        SUPPLEMENTAL PRO FORMA COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                             Dollars in Millions



                                                THREE MONTHS ENDED
                                                    MARCH 31,                       YEAR ENDED DECEMBER 31,
                                               ---------------------  ----------------------------------------------------
                                                 1997        1996        1996       1995       1994      1993        1992
                                               ---------   ---------  -----------------------------------------------------
Income Before Income Taxes, Extraordinary
Loss and Cumulative Effect of Accounting        $ 1,362    $  1,247   $  4,975    $ 4,383   $  4,091   $ 2,070    $ 3,447
Changes*
     Add:  Interest Expense                         208         212        812        957        935     1,005      1,036
          Dividends on Preferred                     20           9         60          -          -         -          -
          Securities
          1/3 Rental Expense                         34          27        108         77         85        81         89
                                               ---------   ---------  ---------   --------  ---------  --------   --------

     Adjusted Earnings                          $ 1,624    $  1,495   $  5,955    $ 5,417   $  5,111   $ 3,156    $ 4,572
                                               =========   =========  =========   ========  =========  ========   ========

Total Interest Charges                          $   248    $    238   $    947    $   957   $    935   $ 1,005    $ 1,036
Dividends on Preferred Securities                    20          9          60          -          -         -          -
1/3 Rental Expense                                   34          27        108         77         85        81         89
                                               ---------   ---------  ---------   --------  ---------  --------   --------

     Adjusted Fixed Charges                     $   302    $   274    $  1,115    $ 1,034   $  1,020   $ 1,086    $  1,125
                                               =========   ========   =========   ========  =========  ========   ========

Ratio of Earnings to Fixed Charges                 5.38       5.46        5.34       5.24       5.01      2.91  #    4.06

*Undistributed earnings on investments accounted for under the equity method have been excluded.
#Results for 1993 reflect restructuring charges which reduced income from continuing operations before income taxes by $1,431.